Exhibit 99.1

High Roller Technologies Executes Definitive Agreement with Crypto.com to Enter Over $1 Trillion U.S. Prediction Markets Opportunity

The Definitive Agreement opens new income streams in rapidly emerging category with multiple event contract opportunities

April 14, 2026 — Las Vegas, Nevada - High Roller Technologies, Inc. (“High Roller”) (NYSE: ROLR), operator of the award-winning, premium online casino brands High Roller and Fruta, today announced that it has executed a Definitive Agreement (the “Agreement”) with Crypto.com | Derivatives North America (“CDNA”) to launch an event-based prediction markets offering, initially in the United States. The Agreement will enable High Roller to offer CDNA’s event contracts in the USA, creating a new strategic growth opportunity for the Company across finance, sports and entertainment and marking its entry into the rapidly emerging prediction markets sector.

Third-party estimates project that a mature U.S. market opportunity could exceed $1 trillion in annual trading volume,1 while international opportunities further expand the addressable market potential for High Roller.

“High Roller brings a premium brand, strong online expertise and an established customer-facing platform to this opportunity,” said Kris Marszalek, Co-founder and CEO of Crypto.com.  “Together, we believe we can expand access to regulated event contracts in the United States through a differentiated and highly scalable offering.”

“We’re thrilled to have reached a definitive agreement to enter the prediction markets space with Crypto.com,” said Seth Young, Chief Executive Officer of High Roller Technologies. “Over the last few months, we have been working towards preparing our product and other logistics for this transformative opportunity and today marks a significant milestone in that journey. We believe this partnership gives us a strong starting position in a market with meaningful long-term potential, and we’re confident in our ability to deliver.”

Agreement Summary

Under the terms of the Agreement, event contracts offered by CDNA, a CFTC-registered exchange and clearinghouse and affiliate of Crypto.com, will be made available to customers through High Roller, which plans to operate a CFTC-registered Introducing Broker and establish a relationship with Crypto.com’s CFTC-registered Futures Commission Merchant. The Agreement establishes Crypto.com and its affiliates as providers of prediction contracts across High Roller’s distribution channels in the USA and is expected to create new revenue streams for High Roller.

The partnership will offer customers the opportunity to trade event contracts across markets including finance, entertainment, and sports, through a legal, regulated, engaging, and user-friendly platform.

Following the successful execution of the Agreement, High Roller intends to provide updates regarding its product, brand, launch timing, and marketing partnerships.

1 https://next.io/news/betting/ekg-projects-1tn-annual-us-prediction-market-volume/

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 6,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of market engagement through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

About Crypto.com

Founded in 2016, Crypto.com is trusted by millions of users worldwide and is the industry leader in regulatory compliance, security and privacy. Our vision is simple: Cryptocurrency in Every Wallet™. Crypto.com is committed to accelerating the adoption of cryptocurrency through innovation and empowering the next generation of builders, creators, and entrepreneurs to develop a fairer and more equitable digital ecosystem. Crypto.com | Derivatives North America (CDNA) is an affiliate of Crypto.com and is registered with the Commodity Futures Trading Commission (CFTC) as a designated contract market and derivatives clearing organization; CDNA offers the trading of prediction market contracts, as well as economic and cryptocurrency event contracts. Crypto.com also operates a CFTC-registered Futures Commission Merchant that provides connectivity to Introducing Brokers to power and expand the Prediction Markets Ecosystem.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and for the year ended December 31, 2025 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

ir@highroller.com

800-460-1039